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                                                                 EXHIBIT 99.2

AMRE, INC.                                                        PRESS RELEASE
- -------------------------------------------------------------------------------

                                                          FOR IMMEDIATE RELEASE

CONTACT:         AMM: Larry H. Lattig
                 Vice President - Investor Relations and Treasurer
                 (214) 658-6411

                 FACE: Mark Honigsfeld
                 Chief Executive Officer
                 (718) 257-8323, ext. 27


                          AMRE, INC. COMPLETES MERGER
                      WITH FACELIFTERS HOME SYSTEMS, INC.


         DALLAS, April 26, 1996 - AMRE, Inc. (NYSE:AMM) today announced that the stockholders of each of AMRE and Facelifters Home Systems, Inc. (NASDAQ:FACE) have voted to approve the merger agreement between the two companies. Under the agreement each share of Facelifters' common stock will be exchanged for one share of AMRE common stock. It is expected that the combination will be accounted for as a pooling of interests.

         "We are extremely pleased to have completed this transaction as one of the initial building blocks in our plan to build the foremost brand name for quality, professionally installed home improvements -- CENTURY 21 Home Improvements(SM). The combination of Facelifters and AMRE allows us the ability to offer custom cabinet refacing on a nationwide basis and brings additional management expertise in the home improvement business," said Robert
M. Swartz, President and Chief Executive Officer of AMRE. "This transaction is intended to build long-term shareholder value for both the existing stockholders of AMRE and our new stockholders from Facelifters."

         Mark Honigsfeld, Chief Executive Officer of Facelifters said, "The past twenty years at Facelifters have been exciting. We look forward to the future of AMRE and the CENTURY 21 Home Improvements brand to continue that excitement. We believe that this merger has given our suppliers, employees, and our stockholders the ability to participate in the opportunities that are part of the future of the home improvements business -- CENTURY 21 Home Improvements."

         AMRE, Inc. is America's largest home improvement company. AMRE markets its home improvement products and services under a license with TM Acquisition Corporation and Century 21(R) Real Estate Corporation, subsidiaries of HFS Incorporated. AMRE has provided quality products and services directly to consumers since 1980.

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